FOR IMMEDIATE RELEASE

Contact: Frank Henigman, Chief Financial Officer 760-929-8226

RUBIO’S® Restaurants, Inc. Confirms Receipt
of Unsolicited Letter of Interest

CARLSBAD, CA - October 17, 2008 - Rubio's® Restaurants, Inc. (NASDAQ: RUBO) today announced that it has received an unsolicited letter, dated October 15, 2008, from Kelly Capital expressing an interest in acquiring all of the outstanding common stock of the Company for $5.00 per share. The offer was expressly subject to Kelly Capital obtaining financing for the transaction.  The Company has provided the letter to its Board of Directors, and the Board intends to consider the letter consistent with its fiduciary duties.

About Rubio's® Restaurants, Inc. (NASDAQ: RUBO)

Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill(R). The first Rubio's was opened in 1983 in the Mission Bay community of San Diego by Ralph Rubio and his father, Ray Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to chargrilled marinated chicken, lean carne asada steak, and slow-roasted pork carnitas, Rubio's menu features seafood items including grilled mahi mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily, and Rubio's uses canola oil with zero grams trans fat per serving. The menu includes tacos, burritos, salads and bowls, quesadillas, HealthMex(R) offerings which are lower in fat and calories, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 180 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at http://www.rubios.com.

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